EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of AxoGen, Inc. and Subsidiary of our report dated March 6, 2014, relating to our audits of the financial statements as of and for the years ended December 31, 2013 and 2012 which appears in the Annual Report on Form 10-K of AxoGen, Inc. and Subsidiary as of and for the year ended December 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Lurie Besikof Lapidus & Company, LLP
Lurie Besikof Lapidus & Company, LLP
Minneapolis, MN
April 30, 2014